EXHIBIT 10.7

                           EMPLOYMENT AGREEMENT


     This EMPLOYMENT AGREEMENT (the "Agreement") entered into this 10th day of May 2004 (the "Effective Date"), is by and between Trycera Financial, Inc., a corporation formed under the laws of the State of Nevada with its principal place of business at 170 Newport Center Drive, Suite 210, Newport Beach, CA 92660 ("Trycera"), and Matt Kerper ("the Employee").

                                 RECITALS:

     WHEREAS, Trycera desires to engage the services of the Employee as President and Chief Executive Officer, and the Employee is willing to render such services to Trycera in consideration of the terms and conditions agreed to by the parties; and

     WHEREAS, the Board of Directors of Trycera (the "Board") has approved the employment of the Employee on the terms and conditions set forth in this Agreement;

     NOW THEREFORE, in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, Trycera agrees to employ the Employee, and the Employee agrees to perform services for Trycera as an employee, upon the terms and conditions set forth herein.

1.   TERM.

     The initial term of this Agreement shall begin on May 10, 2004, and be for a period of three (3) years, unless it is terminated earlier as provided herein. Beginning on that date, and on each anniversary thereafter, unless it is terminated earlier as provided herein or Trycera delivers written notice to the Employee of its intention not to extend the Agreement at least ninety (90) days before such anniversary date, the term of this Agreement shall automatically be extended for one additional year. The restrictive covenants in Section 9 hereof shall survive the termination of this Agreement.

2.   TITLE AND DUTIES.

     The Employee shall be employed as President and Chief Executive Officer of Trycera. The Employee shall perform such services consistent with his position as might be assigned to him from time to time and are consistent with the bylaws of Trycera. The Board has appointed the Employee to serve as the President and Chief Executive Officer and Employee shall have such responsibilities and authority as is commensurate with such offices and as may be prescribed by the Board and bylaws of Trycera. The Board shall have the right to review and change the responsibilities of Employee from time to time as it may deem necessary or appropriate, provided, however, that such responsibilities shall not be inconsistent with the Employee's position as President and Chief Executive Officer.

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3.   LOCATION.

     The Employee's place of employment shall be the offices of Trycera described above, or at such other location as mutually agreed between Trycera and the Board, but in no event outside Orange County, California.

4.   EXTENT OF SERVICES.

     a.   Duty to Perform Services.

          The Employee agrees not to engage in any business activities during the term of this Agreement except those that are for the benefit of Trycera and its subsidiaries, and to devote 100% of his entire business time, attention, skill, and effort to the performance of his duties under this Agreement for Trycera and any corporation controlled by Trycera now or during the term of this Agreement. Notwithstanding the foregoing, the Employee may engage in charitable, professional and civic activities that do not impair the performance of his duties to Trycera, as the same may be changed from time to time. While employed by Trycera, Employee may not serve on the board of directors of any other company. Nothing contained herein shall prevent the Employee from managing his own personal investments and affairs, including, but not limited to, investing his assets in the securities of publicly traded companies; provided, however, that the Employee's activities do not constitute a conflict of interest, violate securities laws, or otherwise interfere with the performance of his duties and responsibilities as described herein. The Employee agrees to adhere to Trycera's published policies and procedures, as adopted from time to time, affecting directors, officers, employees, and agents and shall use his best efforts to promote Trycera's interest, reputation, business and welfare.

     b.   Corporate Opportunities.

          The Employee agrees that he will not take personal advantage of any Trycera business opportunities that arise during his employment with Trycera and that might be of benefit to Trycera. All material facts regarding such opportunities must be promptly reported to the Board for consideration by Trycera.

5.   COMPENSATION AND BENEFITS.

     a.   Base Salary.

          The Employee's annual base salary shall be $120,000. The base salary shall be payable in equal installments in accordance with Trycera's standard payroll practices. The Employee's annual base salary shall be further reviewed no less frequently than annually for increases in the discretion of the Trycera Compensation Committee and/or Board, taking into account the compensation level for employees with similar skills and responsibilities at companies comparable to Trycera, the financial condition of Trycera, and the Employee's value to Trycera relative to other members of the executive management of Trycera; provided, however, that at no time during the term of this Agreement shall the Employee's base salary be decreased from the base salary then in effect except as part of a general program of salary adjustment by Trycera applicable to all vice presidents and above.

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     b.   Signing Bonus. Upon execution of this Agreement, the Employee shall be issued 1,000,000 shares of stock as a signing bonus.

     c.   Performance Bonus.

          Executive will be eligible to receive an annual bonus of a minimum of 25.0% and a maximum of 100.0% of the then applicable Base Salary, less applicable withholding taxes, payable in cash or stock at the discretion of the Compensation Committee, upon achievement of annual performance objectives to be determined by the Board and Executive, which such objectives for the first year of this Agreement will be established within thirty (30) days of the Effective Date. Objectives for subsequent years will be determined as set forth herein within thirty (30) days of each anniversary of this Agreement.

     d.   Stock Options

          Upon execution of this Agreement, Employee will be granted 1,000,000 ISO options as a base option plan priced at (i) $0.25 per share for the first 250,000 options, (ii) $0.45 per share for the second 250,000 options, (iii) $0.65 per share for the third 250,000 options, and (iv) $0.85 per share for the fourth 250,000 options. Vesting for the 1,00,000 ISO based options will follow the following schedule and include an early exercise provision should Employee wish to exercise it: (1) 1/12th per quarter for each quarter of Trycera revenue exceeding the previous quarter of revenue since Employee's date of hire, independent of whether the revenue is generated from acquisition or non-acquisition business activities, (2) 1/12th for each $250K in aggregate gross revenue growth from the day Employee commences work at Trycera, and/or (3) at the 3 year 6 month anniversary of Employee's employment with Trycera.

          All options will be subject to the terms, definitions and provisions of Trycera's 2004 Stock Option/Stock Issuances Plan, as amended from time to time (the "Option Plan") which document is incorporated herein by reference.

     e.   Other Benefits.

          During the Employment Term, Employee will be entitled to participate in the employee benefit plans currently and hereafter maintained by Trycera of general applicability to other senior executives of Trycera, including, without limitation, Trycera's group medical, dental, vision, disability, life insurance, flexible-spending account, 401(k) and other plans. Failure to provide full medical, dental and vision coverage under a PPO or equivalent plan to Employee that will fully cover Employee, Employee's spouse and all Employee's dependents, during the Employment Term, will constitute a material breach of this Agreement.

     f.   Vacation.

          Employee will be entitled to paid vacation of Three (3) weeks per year in accordance with Trycera's vacation policy, with the timing and duration of specific vacations mutually and reasonably agreed to by the parties hereto.

     g.   Reimbursement of Business Expenses.

          Trycera shall promptly reimburse the Employee for all reasonable travel, entertainment and other expenses incurred or paid by the Employee in connection with, or related to, the performance of his duties, responsibilities or services under this Agreement, upon presentation by the Employee of such supporting information and documentation as Trycera may

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reasonably request in accordance with company policy and the requirements of the Internal Revenue Code.

6.   TERMINATION OF EMPLOYMENT.

     a.   Termination Due to Death.

               The Employee's employment and this Agreement shall terminate immediately upon his death. If the Employee's employment is terminated due to his death, his estate or his beneficiaries, as the case may be, shall be entitled to:

               (i) payment of any unpaid portion of his base salary through the date of such termination;
               (ii) reimbursement for any outstanding reasonable business expenses he incurred in performing his duties hereunder;
               (iii) the right to elect continuation coverage of insurance benefits to the extent required by law;
               (iv) full and immediate vesting of any unexercised stock options;
               (v)   any pension survivor benefits that may become due
          pursuant to any employee benefit plan or program of Trycera; and
               (vi) payment of any accrued but unpaid benefits, and any
          other rights, as required by the terms of any employee benefit plan or program of Trycera, this Agreement, or any other agreement between Trycera and the Employee.

     b.   Termination Due to Disability.

          Trycera may terminate the Employee's employment at any time if the Employee becomes disabled, upon written notice by Trycera to the Employee. For all purposes under this Agreement, "Disability" shall mean that the Employee, at the time the notice is given, has been unable to perform his duties under this Agreement for a period of not less than ninety (90) days during any 180-day period as a result of the Employee's incapacity due to physical or mental illness. If the Employee's employment is terminated due to his disability, he shall be entitled to:

               (i) payment of any unpaid portion of his base salary through the date of such termination;
               (ii) reimbursement for any outstanding reasonable business expenses he has incurred in performing his duties hereunder;
               (iii) the right to elect continuation coverage of insurance benefits to the extent required by law;
               (iv) full and immediate vesting of any unexercised stock options; and
               (v) payment of any accrued but unpaid benefits, and any other rights, as required by the terms of any employee benefit plan or program of Trycera, this Agreement, or any other agreement between Trycera and the Employee.

          As soon as administratively possible following the Effective Date, Trycera shall make available to the Employee, and other similarly-situated employees, a disability benefit

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plan, paid by Trycera, that provides monthly payments to Employee equal to at least two thirds (2/3) of the highest monthly base salary Employee receives pursuant to this Agreement, which payment will continue for as long as Employee remains disabled.

     c.   Termination for Cause.

          Trycera may terminate the Employee's employment at any time for Cause, provided that it gives written notice of termination to the Employee as set forth below. If the Employee's employment is terminated for Cause, as defined below, he shall be entitled to:

               (i) payment of any unpaid portion of his base salary through the date of such termination;
               (ii) reimbursement for any outstanding reasonable business expenses he incurred in performing his duties hereunder;
               (iii) the right to elect continuation coverage of insurance benefits to the extent required by law; and
               (iv) payment of any accrued but unpaid benefits, and any other rights, as required by the terms of any employee benefit plan or program of Trycera, this Agreement, or any other agreement between Trycera and the Employee.

          For purposes of this Agreement, a termination for "Cause" shall mean: (i) the final conviction of Employee of, or Employee's plea of guilty or nolo contendere, to any felony involving moral turpitude, (ii) fraud, misappropriation or embezzlement by Employee in connection with Employee's duties to Trycera, or (iii) Employee's willful failure or gross misconduct in the performance of his duties to Trycera.

          If Trycera exercises its right to terminate the Employee for Cause, Trycera shall: (1) give the Employee written notice of termination at least twenty (20) days before the date of such termination specifying in detail the conduct constituting such Cause, and (2) deliver to the Employee a copy of a resolution duly adopted by a majority of the entire membership of the Board, excluding interested directors, after reasonable notice to the Employee and an opportunity for the Employee to be heard in person by members of the Board, finding that the Employee has engaged in such conduct.

     d.   Termination Without Cause or Constructive Termination Without
Cause.

          Trycera may terminate the Employee's employment at any time without Cause, provided that it gives written notice of termination at least ninety (90) days before the date of such termination. If the Employee's employment is terminated without Cause, or if there is a constructive termination without Cause, as defined below, the Employee shall be entitled to receive from Trycera the following:

               (i) payment of any unpaid portion of his base salary through the date of such termination;
               (ii) reimbursement for any outstanding reasonable business expenses he incurred in performing his duties hereunder;
               (iii) the right to elect continuation coverage of insurance benefits to the extent required by law;

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

               (iv) full and immediate vesting of sixty six and two thirds (66.66%) of any unexercised stock options;
               (v) payment of any accrued but unpaid benefits, and any other rights, as required by the terms of any employee benefit plan or program of Trycera, this Agreement, or any other agreement between Trycera and the Employee;
               (vi) payment of amounts equal to any premiums for health insurance continuation coverage under any Trycera health plan that is elected by the Employee or his beneficiaries pursuant to
          Section 4980B of the Internal Revenue Code, at a time or times mutually agreed to by the parties, but only so long as the Employee is not eligible for coverage under a health plan of another employer (whether or not he elects to receive coverage under that plan); and
               (vii) subject to limitations set forth below, a severance benefit in an amount equal to one and one half (1.50) times the largest annual base salary received by Employee under the Agreement if such termination occurs on or before May 10, 2005, and one (1) time the largest annual base salary received by Employee under the Agreement if such termination occurs after May 10, 2005, but only if (x) Employee executes an agreement releasing Trycera from any further liability under this Agreement, (y) the period for revoking such release has expired, and (z) Employee has not materially breached the Confidential Information Agreement.

               The Employee shall be deemed to have earned and Trycera shall pay to Employee 75% of the total severance benefit in
          Section 6(d)(vii) above within thirty (30) days after all of the applicable conditions are satisfied. The remaining 25% of the severance benefit will be deemed earned by Employee, and Trycera shall pay to Employee such remaining 25% of the severance benefit within thirty (30) days following the first anniversary of the Employee's termination date unless the Employee materially breaches the Confidential Information Agreement during the one year period following the Employee's termination date, in which case such remaining 25% of the severance benefit will be deemed unearned and will not be paid. All severance benefits paid to the Employee shall be paid subject to all legally required payroll deductions and withholdings for sums owed by Trycera to the Employee.

          For purposes of this Agreement, constructive termination without Cause shall mean a termination of the Employee at his own initiative following the occurrence, without the Employee's prior written consent, of one or more of the following events not on account of Cause:

          (1) a reduction in the Employee's then current base salary, or a significant reduction by Trycera in Employee's opportunities for earnings under any incentive compensation plans or bonus opportunity, or the termination or significant reduction of any benefit or perquisite enjoyed by Employee;

          (2) any relocation of Trycera's office more than 10 miles from its location as of the Effective Date;

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

          (3) the failure of Trycera to obtain an assumption in writing of its obligation to perform under this Agreement by any successor to all or substantially all of the assets of Trycera in connection with any merger, consolidation, sale or similar transaction; or

          (4)  any material breach of this Agreement by Trycera.

          In the event the Employee is terminated without Cause or there is a constructive termination without Cause, each party shall provide the other with written notice not less than thirty (30) days before the effective date of the termination of employment.

     e.   Voluntary Termination.

          If the Employee voluntarily terminates his employment on his own initiative for reasons other than his death, disability, or constructive termination without Cause, he shall be entitled to:

               (i) payment of any unpaid portion of his base salary through the effective date of such termination;
               (ii) reimbursement for any outstanding reasonable business expenses he has incurred in performing his duties hereunder;
               (iii) the right to elect continuation coverage of insurance benefits to the extent required by law; and
               (iv) payment of any accrued but unpaid benefits, and any other rights, as required by the terms of any employee benefit plan or program of Trycera, this Agreement, or any other agreement between Trycera and the Employee.

          A voluntary termination under this paragraph shall be effective upon fifteen (15) days' prior written notice to Trycera unless the parties mutually agree to extend the effective date.

7.   MITIGATION AND OFFSET.

     If the Employee's employment is terminated during the term of this Agreement pursuant to the provisions of paragraph 6(d), above, the Employee shall be under no duty or obligation to seek or accept other employment, and no payment or benefits of any kind due him under this Agreement shall be reduced, suspended or in any way offset by any subsequent employment. The obligation of Trycera to make the payments provided for in this Agreement shall not be affected by any circumstance including, by way of example rather than limitation, any set-off, counterclaim, recoupment, defense, or other right that Trycera may assert, or due to any other employment or source of income obtained by the Employee.

8.   ENTITLEMENT TO OTHER BENEFITS.

     Except as expressly provided herein, this Agreement shall not be construed as limiting in any way any rights or benefits the Employee, his spouse, dependents or beneficiaries may have pursuant to any other employee benefits plans or programs.

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

9.   CONFIDENTIALITY.

     Employee agrees to enter into the form of Confidential Information and Invention Assignment Agreement attached hereto as Exhibit A (the
"Confidential Information Agreement") upon commencing employment hereunder.

10.  ARBITRATION.

     Any dispute or controversy arising under or in connection with this Agreement shall, if Trycera or the Employee so elects, be settled by arbitration, in accordance with the Commercial Arbitration Rules procedures of the American Arbitration Association. Arbitration shall occur before a single arbitrator, provided, however, that if the parties cannot agree on the selection of such arbitrator within thirty (30) days after the matter is referred to arbitration, each party shall select one arbitrator and those arbitrators shall jointly designate a third arbitrator to comprise a panel of three arbitrators. The decision of the arbitrator shall be rendered in writing, shall be final, and may be entered as a judgment in any court in the State of California. Trycera and the Employee each irrevocably consent to the jurisdiction of the federal and state courts located in State of California for this purpose. The arbitrator shall be authorized to allocate the costs of arbitration between the parties. Notwithstanding the foregoing, Trycera, in its sole discretion, may bring an action in any court of competent jurisdiction to seek injunctive relief in order to avoid irreparable harm and such other relief as Trycera shall elect to enforce the Employee's covenants in Section 9.

11.  LEGAL EXPENSES.

     Except as provided in Section 10 hereof, if any legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties will be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.

12.  INDEMNIFICATION.

     Trycera agrees that if the Employee is made a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative, or investigative (a "Proceeding"), by reason of the fact that he is or was a director, officer or employee or Trycera, or is, or was, serving at the request of Trycera as a director, officer, member, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether or not the basis of such Proceeding is the Employee's alleged action in an official capacity while serving as a director, officer, member, employee or agent, the Employee shall be Indemnified and held harmless by Trycera to the fullest extent permitted or authorized by Trycera's articles of incorporation and bylaws. To the extent consistent with the foregoing, this obligation to indemnify the Employee and hold him harmless shall continue even if he has ceased to be a director, officer, member, employee or agent of Trycera or other such entity described above, and shall inure to the benefit of the Employee's heirs, executors and administrators. Trycera shall advance to the Employee all reasonable costs and expenses incurred by him in connection with a Proceeding within twenty (20) days after receipt by Trycera of a written request for such

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advance.  Such request shall include an undertaking by the Employee to repay the amount of such advance if it shall ultimately be determined that the Employee is not entitled to be indemnified against such costs and expenses.

     Neither the failure of Trycera (including its Board, independent legal counsel or stockholders) to have made a determination before such Proceeding concerning payment of amounts claimed by the Employee under the paragraph above that indemnification of the Employee is proper because he has met the applicable standards of conduct, nor a determination by Trycera (including its Board, independent legal counsel or stockholders) that the Employee has not met such applicable standards of conduct, shall create a presumption that the Employee has not met the applicable standards of conduct.

     Employee understands and acknowledges that Trycera may be required in the future to undertake with the Securities and Exchange Commission to submit in certain circumstances the question of indemnification to a court for a determination of Trycera's right under public policy to indemnify Employee.

13.  ASSIGNABILITY AND BINDING NATURE.

     This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, heirs (in the case of the Employee) and assigns. No rights or obligations may be assigned or transferred by Trycera except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which Trycera is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of Trycera, provided that the assignee or transferee is the successor to all or substantially all of the assets of Trycera and such assignee or transferee assumes the liabilities, obligations, and duties of Trycera, as contained in this Agreement, either contractually or as a matter of law. Trycera further agrees, that in the event of a sale of assets or liquidation as described in the foregoing sentence, it shall take whatever action it is legally entitled to take in order to Cause the assignee or transferee to expressly assume the liabilities, obligations, and duties of Trycera under this Agreement. Notwithstanding any such assignment, Trycera shall not be relieved from liability under this Agreement. No rights or obligations of the Employee under this Agreement may be assigned or transferred by the Employee, other than his right to receive compensation and benefits, provided such assignment or transfer is otherwise permitted by law.

14.  NOTICES.

     All notices required or permitted hereunder shall be in writing and shall be deemed effective: (1) upon personal delivery; (2) upon deposit with the United States Postal Service, by registered or certified mail, postage prepaid; or (3) in the case of delivery by nationally recognized overnight delivery service, when received, addressed as follows:

     If to Trycera to:
               170 Newport Center Drive
               Suite 210
               Newport Beach, CA  92660

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

     With a copy (which shall not constitute notice) to:

               Ronald N. Vance
               Attorney at Law
               57 West 200 South, Suite 310
               Salt Lake City, UT  84101

     If to the Employee, to:

               170 Newport Center Drive
               Suite 210
               Newport Beach, CA  92660


or to such other address or addresses as either party shall designate to the other in writing from time to time by like notice.

15.  AMENDMENT.

     This agreement may be amended or modified only by a written instrument executed by both Trycera and the Employee.

16.  PRONOUNS.

     Whenever the context might require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

17.  CAPTIONS.

     The captions appearing herein are for convenience of reference only and in no way define, limit or affect the scope or substance of any section hereof.

18.  TIME.

     All references herein to periods of days are to calendar days, unless expressly provided otherwise. Where the time period specified herein would end on a weekend or holiday, the time period shall be deemed to end on the next business day.

19.  ENTIRE AGREEMENT.

     This Agreement constitutes the entire agreement between Trycera and the Employee and supersedes all prior agreements and understandings, whether written or oral relating to the subject matter hereof.

20.  SEVERABILITY.

     In case any provision hereof shall be held by a court or arbitrator with jurisdiction over Trycera or the Employee to be invalid, illegal, or otherwise unenforceable, such provision shall be restated to reflect as nearly as possible the original intentions of Trycera and the Employee in

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accordance with applicable law, and the validity, legality, and enforceability of the remaining provisions shall in not way be affected or impaired thereby.

21.  WAIVER.

     No delays or omission by Trycera or the Employee in exercising any right hereunder shall operate as a waiver of that or any other right. A waiver or consent given by Trycera or the Employee or any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

22.  GOVERNING LAW.

     This Agreement shall be construed, interpreted, and enforced in accordance with the laws of the State of California, without regard to its conflicts of laws principles.

23.  SUCCESSORS AND ASSIGNS.

This Agreement shall be binding upon and inure to the benefit of both Trycera and the Employee and their respective successors and assigns, including any entity with which or into which Trycera might be merged or that might succeed to its assets or business or any entity to which Trycera might assign its rights and obligations hereunder; provided, however, that the obligations of the Employee are personal and shall not be assigned or delegated by him.

24.  WITHHOLDING.

     Trycera may make any appropriate arrangements to deduct from all benefits provided hereunder any taxes reasonably determined to be required to be withheld by any government or government agency. The Employee shall bear all taxes on benefits provided hereunder to the extent that no taxes are withheld, irrespective of whether withholding is required.

25.  COUNTERPARTS.

     This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

26.  FULL KNOWLEDGE.

     By their signatures, the parties acknowledge that they have carefully read and fully understand the terms and conditions of this Agreement, that each party has had the benefit of separate counsel, or has been advised to obtain separate counsel, and that each party has freely agreed to be bound by the terms and conditions of this Agreement.

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     IN WITNESS WHEREOF, Trycera and the Employee have executed this
Agreement effective as of the day and year first written above.

TRYCERA:                      Trycera Financial, Inc.

Date:  May 18, 2004                By: /s/ Jason Daggett
                              Chairman Compensation Committee

EMPLOYEE:

Date:  May 18, 2004                /s/ Matthew Stuart Kerper




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